CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PowerFleet, Inc., pertaining to the PowerFleet, Inc. 2018 Incentive Plan, the I.D. Systems, Inc. 2015 Equity Compensation Plan, the I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan and the I.D. Systems, Inc. 2007 Equity Compensation Plan, of our report dated February 7, 2019 with respect to the financial statements of Pointer Argentina S.A. for the three years ended December 31, 2018, referenced in the Annual Report on Form 20-F of Pointer Telocation Ltd. for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ GRANT THORNTON ARGENTINA S.C.

GRANT THORNTON ARGENTINA S.C.

Buenos Aires, Argentina

October 3, 2019